Exhibit 107

Calculation of Filing Fee Tables

           S-8

(Form Type)

Greenland Technologies Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary Shares, no par value per share	Rule 457(c) and Rule 457(h)	3,799,696	$1.39	$5,281,577.44	0.00015310	$808.61
	Total Offering Amounts					$5,281,577.44		$808.61
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$808.61

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statements also cover an indeterminate number of additional securities which may be offered and issued under the Greenland Technologies Holding Corporation 2020 Equity Incentive Plan and Greenland Technologies Holding Corporation 2021 Equity Incentive Plan (the “Plans”) to prevent dilution from share splits, share dividends, or similar transactions as provided in the Plans.

(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Ordinary Shares on March 4, 2025, as reported on the Nasdaq Capital Market.